    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999

                                                           REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                -----------------


M.D.C. HOLDINGS, INC.                        DELAWARE                           84-0622967
MDC CAPITAL FUNDING TRUST I                  DELAWARE                           TO BE APPLIED FOR
MDC CAPITAL FUNDING TRUST II                 DELAWARE                           TO BE APPLIED FOR
(Exact name of each registrant    (State of incorporation or organization      (I.R.S. Employer Identification Numbers)
as specified in its charter)               of each registrant)

                                -----------------


                          3600 S. YOSEMITE STREET
                                 SUITE 900
                            DENVER, COLORADO 80237
                              (303) 773-1100
(Address, including zip code and telephone number, including area code, of each registrants principal executive office)



                               DANIEL S. JAPHA, ESQ.
                     SECRETARY AND GENERAL COUNSEL - CORPORATE
                           3600 S. YOSEMITE STREET, SUITE 900
                               DENVER, COLORADO 80237
                                     (303) 773-1100
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                -----------------

                                   COPIES TO:

NICK NIMMO, ESQ.                                      DANIEL J. ZUBKOFF, ESQ.
HOLME ROBERTS & OWEN LLP                              CAHILL GORDON & REINDEL
1700 LINCOLN STREET, SUITE 4100                       EIGHTY PINE STREET
DENVER, COLORADO  80203                               NEW YORK, NY  10005
(303) 861-7000                                        (212) 701-3000

                                -----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                -----------------


                                                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO BE           PROPOSED MAXIMUM                  PROPOSED MAXIMUM
                    REGISTERED                       REGISTERED     OFFERING PRICE PER SECURITY (5)  AGGREGATE OFFERING PRICE (5)(6)
------------------------------------------------------------------------------------------------------------------------------------
  M.D.C. HOLDINGS, INC.
  Common Stock, par value $.01 per share
   (1)
  Preferred Stock, par value $.01 per share
  Debt Securities (2)
  Stock Purchase Contracts (3)

  Guarantee of Trust Capital Securities of          {$175,000,000                100%                          $175,000,000
   MDC Capital Funding Trust I (4)
  Guarantee of Trust Capital Securities of
   MDC Capital Funding Trust II (4)
-------------------------------------------------
  MDC CAPITAL FUNDING TRUST I
  Trust Capital Securities
-------------------------------------------------
  MDC CAPITAL FUNDING TRUST II
  Trust Capital Securities




                                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF SECURITIES TO BE                    AMOUNT OF
                    REGISTERED                              REGISTRATION FEE
-----------------------------------------------------------------------------------
  M.D.C. HOLDINGS, INC.
  Common Stock, par value $.01 per share
   (1)
  Preferred Stock, par value $.01 per share
  Debt Securities (2)
  Stock Purchase Contracts (3)

  Guarantee of Trust Capital Securities of                       $48,650}
   MDC Capital Funding Trust I (4)
  Guarantee of Trust Capital Securities of
   MDC Capital Funding Trust II (4)
-------------------------------------------------
  MDC CAPITAL FUNDING TRUST I
  Trust Capital Securities
-------------------------------------------------
  MDC CAPITAL FUNDING TRUST II
  Trust Capital Securities

===============================================================================

(1) Includes (a) shares of Common Stock into which certain series of Debt Securities and Preferred Stock may be converted and for which no separate consideration will be received and (b) shares of Common Stock issuable upon settlement of the Stock Purchase Contracts being registered hereunder.

(2) Includes senior debt securities, senior subordinated debt securities and junior subordinated debt securities, including debt securities ("Trust Debentures") to be purchased by MDC Capital Funding Trust I or MDC Capital Funding Trust II with the proceeds from the sale of the Trust Capital Securities being registered hereunder (which Trust Debentures in certain circumstances may later be distributed to the holders of Trust Capital Securities of a Trust upon a dissolution of such Trust and a distribution of the assets thereof).

(3) Contracts to purchase shares of Common Stock of M.D.C. Holdings, Inc. may be offered as part of units that also include the Trust Capital Securities being registered hereunder (or beneficial interests therein) or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds of the sale of such units and pledged to secure the obligations of the holders to purchase such shares of Common Stock.

(4) Includes the rights of holders of the Trust Capital Securities under these Guarantees and back-up undertakings, consisting of obligations of M.D.C. Holdings, Inc. as set forth in the declarations of trust of MDC Capital Funding Trust I and MDC Capital Funding Trust II (including the obligation of M.D.C. Holdings, Inc. to pay and be responsible for certain expenses, costs, liabilities and debts of the trusts) and the indentures governing the Trust Debentures of M.D.C. Holdings, Inc., in each case as further described in this Registration Statement.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. M.D.C. Holdings, Inc. is registering an indeterminate amount of Common Stock, Preferred Stock, Debt Securities, Stock Purchase Contracts and Trust Capital Securities Guarantees of M.D.C. Holdings, Inc. and an indeterminate amount of Trust Capital Securities of MDC Capital Funding Trust I and MDC Capital Funding Trust II. Any securities registered hereunder may be sold separately or as units with other securities, including those registered hereunder. One or more of these securities may be sold under marketing service marks of the underwriters for such securities.

(6)  Exclusive of accrued interest or dividends, if any.

     Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to $125,000,000 of other securities registered on Form S-3, File No. 333-36631 (the "Previously Registered Securities"), which have not been offered or sold as of the date of the filing of this Registration Statement. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement File No. 333-36631, pursuant to which the total amount of unsold Previously Registered Securities registered on Registration Statement File No. 333-36631, without limitation as to class of securities, may be offered and sold as any of the securities registered hereunder. In the event the Previously Registered Securities are offered and sold prior to the effective date of this Registration Statement, the amount of Previously Registered Securities so sold will not be included in the prospectus hereunder.

                              -------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                [OBJECT OMITTED]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.

PROSPECTUS SUBJECT TO COMPLETION,
JANUARY 11, 1999


                              M.D.C. HOLDINGS, INC.
                            MDC CAPITAL FUND TRUST I
                            MDC CAPITAL FUND TRUST II

                             3600 S. YOSEMITE STREET
                                    SUITE 900
                             DENVER, COLORADO 80237
                                 (303) 773-1100


                                  $300,000,000
-------------------------------------------------------------------------------

     The following are types of securities that we may offer and sell under this prospectus:

     -  Common Stock            -  Debt Securities
     -  Preferred Stock         -  Stock Purchase Contracts

     In addition, we, in conjunction with our newly created trust subsidiaries, may offer and sell:
     -  Trust Capital Securities and related guarantees

     We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

     -  Maturity                  -  Redemption terms
     -  Interest rate             -  Listing on a securities exchange
     -  Sinking fund terms        -  Amount payable at maturity
     -  Currency of payments

-------------------------------------------------------------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.




January   , 1999

                                TABLE OF CONTENTS


Where You Can Find More Information............................................................1
Incorporation of Certain Documents by Reference................................................2
M.D.C. Holdings,Inc............................................................................4
The Trusts.....................................................................................5
Use of Proceeds................................................................................7
Ratio of Earnings to Fixed Charges.............................................................7
Description of Common Stock....................................................................8
Description of Preferred Stock.................................................................9
Description of Trust Capital Securities........................................................11
Description of Trust Capital Securities Guarantees.............................................13
Description of the Debt Securities.............................................................16
Relationship among the Trust Capital Securities, the Trust Debentures and the Trust Capital Securities Guarantee.....................................................25
Description of Stock Purchase Contracts and Stock Purchase
     Units.....................................................................................26
Book-Entry Issuance............................................................................27
Plan of Distribution...........................................................................29
Legal Matters..................................................................................32
Experts........................................................................................32

                                -----------------


                       WHERE YOU CAN FIND MORE INFORMATION


     M.D.C. Holdings, Inc. ("MDC" or the "Company") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy this information at the following locations of the Commission:

Judiciary Plaza, Room 10024                          Seven World Trade Center,
450 Fifth Street, N.W. Street                        Suite 1300
Washington, D.C. 20549                               New York, New York 10048


                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60661


     You can also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330.

     The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like MDC, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     MDC and its trust subsidiaries have filed jointly with the Commission a registration statement on Form S-3 that registers the securities they are offering (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about MDC, the trusts and the securities offered. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this prospectus.

     There are no separate financial statements of the trusts in this prospectus. We do not believe such financial statements would be material to the holders of the Trust Capital Securities because (1) all of the voting securities of the Trusts will be owned, directly or indirectly, by MDC, a reporting company under the Exchange Act, (2) the Trusts have no independent operations and exist for the sole purpose of issuing the securities representing undivided beneficial interests in their respective assets and investing the proceeds thereof in the Trust Debentures, (3) the obligations of MDC under the Trust Capital Securities Guarantee and the Trust Common Securities Guarantee have the effect of providing a full, irrevocable and unconditional guarantee of the trusts' obligations under their securities, to the extent set forth in such guarantees. Neither trust is currently subject to the information reporting requirements of the Exchange Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the documents listed below that we have previously filed with the Commission and that are not included in or delivered with this document. They contain important information about our company and its financial condition.


FILING                                      PERIOD
===============================================================================

Annual Report on Form 10-K                  Year ended December 31, 1997



FILING                                      PERIOD
===============================================================================

Quarterly Reports on Form 10-Q              Quarter ended September 30, 1998
                                            Quarter ended June 30, 1998
                                            Quarter ended March 31, 1998

Current Reports on Form 8-K                  Filed March 27, 1998
                                             Filed January 22, 1998
                                             Filed January 14, 1998

     We incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the date of the closing of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from MDC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from MDC at the following address:

                                 Daniel S. Japha
                                    Secretary
                              M.D.C. Holdings, Inc.
                           3600 South Yosemite Street
                                    Suite 900
                             Denver, Colorado 80237
                                 (303) 773-1100.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                              M.D.C. HOLDINGS, INC.


THE HOLDING COMPANY

     M.D.C. Holdings, Inc. ("MDC" or the "Company") is a Delaware corporation which was formed in 1972. MDC's primary business is owning and managing subsidiary companies which build homes under the name "Richmond American Homes." MDC also owns and manages HomeAmerican Mortgage Corporation which originates mortgage loans.

THE HOMEBUILDING COMPANIES

     Richmond American Homes builds homes in several growth markets, including Denver where we are the largest homebuilder. We also build homes in the suburban Washington, D.C. area in both Virginia and Maryland and rank as the second largest builder in that market. We are also one of the larger homebuilders in Phoenix, Tucson, Las Vegas and Colorado Springs. We have a growing presence in several Southern California counties as well as the San Francisco Bay area.

OUR HOMEBUILDING STRATEGY

     We focus on building quality homes at affordable prices. Most of our home buyers are buying either their first or second home.

HOME SELLING PRICES

     Most of our homes range in price from under $100,000 to $400,000, although some homes we build cost as much as $900,000. In 1997, the average selling price of our homes was $179,000 compared with $195,500 in the first nine months of 1998.

HOMEAMERICAN MORTGAGE CORPORATION

     Our mortgage company provides mortgage loans to most of our home buyers. For the convenience of the home buyers, we have loan offices in all of the locations where we build homes.

LOCATION OF EXECUTIVE OFFICES

     The principal executive offices of the Company are at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (telephone (303) 773-1100). We also offer homes and mortgages through our Internet web site.

     You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."


                                   THE TRUSTS


     MDC created two Delaware business trusts pursuant to two Declarations of Trust executed by MDC as sponsor for each trust and the appointed trustee for each trust and filing of a Certificate of Trust for each Trust with the Delaware Secretary of State. The trusts are named MDC Capital Funding Trust I and MDC Capital Funding Trust II (collectively, the "Trusts," and individually, each a "Trust"). MDC will file an Amended and Restated Declaration of Trust (a "Declaration") for each Trust, which will state the terms and conditions for each Trust to issue and sell its capital securities ("Trust Capital Securities") and common securities ("Trust Common Securities," and together with the Trust Capital Securities, the "Trust Securities"). A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.

     Each trust will exist solely to:

-    issue and sell its Trust Securities;

- use the proceeds from the sale of its Trust Securities to purchase and hold a series of MDC's senior or subordinated notes (the "Trust Debentures");

-    maintain its status as a grantor trust for federal income tax purposes; and

- engage in other activities that are necessary or incidental to these purposes.

     MDC will purchase all of the Trust Common Securities of each Trust. The Trust Common Securities will represent an aggregate liquidation amount equal to at least 3% of each Trust's total capitalization. The Trust Capital Securities will represent the remaining 97% of such Trust's total capitalization. The Trust Common Securities will have terms substantially identical to, and will rank equal in priority of payment with, the Trust Capital Securities. However, if MDC defaults on the Trust Debentures, then cash distributions and liquidation, redemption and other amounts payable on the Trust Common Securities will be subordinate to the Trust Capital Securities in priority of payment.

     MDC will guarantee the Trust Capital Securities as described later in this prospectus.

     MDC has appointed The First National Bank of Chicago as trustee to conduct each Trust's business and affairs.

     Only MDC, as owner of the Trust Common Securities, can remove or replace the trustee. In addition, MDC can increase or decrease the number of trustees. A majority of the trustees (the "Regular Trustees") of each Trust will be persons who are employees or officers of or affiliated with the Company. One Trustee of each Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), pursuant to the terms set forth in a prospectus supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, another trustee of each Trust will either be a natural person who is a resident of the State of Delaware or an entity which has its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). MDC will pay all fees and expenses related to each Trust and each offering of the related Trust Capital Securities and will pay all ongoing costs and expenses of each Trust, except such Trust's obligations under the related Trust Securities. MDC will fully and unconditionally guarantee the payment of such fees and expenses.

     The Trusts will not have separate financial statements. The statements would not be material to holders of the Trust Capital Securities because neither Trust will have independent operations. Each Trust exists solely for the reasons described above.

     The Property Trustee will hold title to the Trust Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges as the holder of the Trust Debentures under the indenture pursuant to which the Trust Debentures are issued (the "Debenture Indentures"). In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Trust Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee (defined herein) will hold the Trust Capital Securities Guarantee (defined herein) for the benefit of the holders of the Trust Capital Securities. MDC, as the direct or indirect holder of all the Trust Common Securities, will have the right to appoint, remove or replace any Regular Trustee and to increase or decrease the number of Regular Trustees. Holders of the Trust Common Securities will have the right to replace the Property Trustee (or, upon the occurrence and continuance of an event of default under the Declaration, the holders of a majority in liquidation amount of the Trust Capital Securities), provided that the successor Property Trustee shall be a corporation with trust powers organized under the laws of the United States or any State thereof with a combined capital and surplus of at least $50 million. Pursuant to the Debenture Indenture, MDC, as borrower, will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Capital Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration and the Delaware Business Trust Act (the "Trust Act"). The principal place of business of the Trusts is c/o M.D.C. Holdings, Inc., 3600 S. Yosemite Street, Suite 900, Denver, Colorado 80327, and its telephone number is (303) 773-1100.


                                 USE OF PROCEEDS


     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities (including Trust Debentures issued to the Trusts in connection with the investment by the Trusts of all of the proceeds from the sale of the Trust Securities) offered pursuant to this prospectus and such prospectus supplement (the "Offered Securities") will be used by the Company primarily in its real estate acquisition and development and home-building activities . The remainder of the net proceeds will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.


                      RATIOS OF EARNINGS TO FIXED CHARGES


     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:


                                        Nine Months Ended
                                          September 30,              Fiscal Year Ended December 31,
                                        ------------------  ----------------------------------------------
                                         1998       1997      1997      1996      1995     1994     1993
                                        --------- --------  --------- -------- --------- -------- ---------
Ratio of earnings to fixed charges
(unaudited)(1)                          4.67      2.29      2.55      2.02      1.79      1.81       1.71


------------------------

(1) In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense plus (i) amortization and expensing of debt expenses; (ii) amortization of discount or premium relating to indebtedness; and (iii) capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to pretax earnings from continuing operations.

                           DESCRIPTION OF COMMON STOCK


     MDC has authorized 100,000,000 shares of Common Stock, $.01 par value ("Common Stock").

     At December 31, 1998, approximately 27,858,000 shares of the Common Stock were issued and approximately 21,982,000 shares were outstanding. Holders of shares of Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of shares of the Common Stock do not have cumulative voting rights in the election of directors to our Board of Directors. The Board of Directors is divided into three classes, with members of each class serving a three-year term.

     A vote by the holders of a majority of shares of the Common Stock present at a meeting at which a quorum is present is necessary to take action, except for certain extraordinary matters which require the approval of the holders of 80% of the outstanding shares of voting stock. In addition, the holders of 80% of the shares of outstanding voting stock must approve any of the following matters, unless approved by a majority of Continuing Directors (as defined in the Certificate of Incorporation) or unless certain minimum price and procedural requirements are met:

          (1) certain Business Combinations (as defined in our Certificate of Incorporation) must be approved by the holders of 80% of the shares of outstanding voting stock, unless approved by a majority of Continuing Directors (as defined in the Certificate of Incorporation) or unless certain minimum price and procedural requirements are met. The types of Business Combinations a merger or consolidation of the Company with any holder (directly or indirectly) of more than 10% of the outstanding shares of voting stock of the Company (an "Interested Stockholder") or certain related parties;

          (2) the sale or other disposition by the Company of any assets or securities to an Interested Stockholder involving assets or securities having a value of $15,000,000 or more than 15% of the book value of the total assets or 15% of the stockholders' equity of the Company; the adoption of any plan or proposal for the liquidation or dissolution of the Company;

          (3)  the adoption of any amendment to our Bylaws; or

          (4) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect of increasing an Interested Stockholder's proportionate ownership of the capital stock of the Company) involving the Company and an Interested Stockholder. In the case of any Business Combination involving payments to holders of shares of the Common Stock, the fair market value per share of such payments would have to be at least equal to the highest value determined under the following alternatives: (i) the highest price per share of the Common Stock paid by or on behalf of the Interested Stockholder during the two years prior to the public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the fair market value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher. "Fair market value" is defined in the Certificate of Incorporation to mean, in the case of exchange-listed or Nasdaq-quoted stock, the highest closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the Continuing Directors.

     Subject to the preferences applicable to any outstanding shares of Preferred Stock of the Company, holders of shares of Common Stock are entitled to dividends when declared by the Board of Directors of the Company from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock are neither redeemable nor convertible, and the holders of Common Stock have no preemptive or subscription rights to purchase any securities of the Company. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                         DESCRIPTION OF PREFERRED STOCK


     The following description of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), is not complete. You should look at our Certificate of Incorporation and By-laws.

     GENERAL

     Under the Certificate of Incorporation, the Company has authority to issue up to 25 million shares of Preferred Stock, none of which were issued and outstanding as of December 31, 1998. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by our Board of Directors with any terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as are determined by our Board of Directors and permitted by Delaware law. At such time as our Board of Directors determines the terms of the Preferred Stock, such terms will be set forth in a Certificate of Designations to be filed with the Secretary of State of Delaware. Upon filing, the Certificate of Designations will constitute an amendment to the Certificate of Incorporation pursuant to the Delaware General Corporation Law (the "DGCL"). The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Our Board of Directors may authorize the issuance of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

     TERMS

     The terms of each series of Preferred Stock will be described in any prospectus supplement related to such series of Preferred Stock and may include the following:

          (1)  the title and stated value of such Preferred Stock;

          (2) the number of shares of such Preferred Stock offered and the offering price and liquidation preference per share of such Preferred Stock;

          (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable;

          (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6)  the provision for a sinking fund, if any, for such Preferred
               Stock;

          (7) the provision for redemption, if applicable, of such Preferred Stock;

          (8)  any voting rights of holders of such Preferred Stock;

          (9) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (10) the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (11) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (12) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or participate in dividends, if any, paid on the Common Stock, including the conversion price (or manner of calculation thereof).

                                 TRANSFER AGENT

     The transfer agent and registrar for the Preferred Stock will be identified in the applicable prospectus supplement.


                   DESCRIPTION OF THE TRUST CAPITAL SECURITIES


     Each Trust may issue only one series of Trust Capital Securities having terms described in the prospectus supplement relating thereto. The Declaration of each Trust authorizes the Regular Trustees of such Trust to cause such Trust to issue one series of Trust Capital Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Capital Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in each Declaration or made part of each Declaration by the Trust Indenture Act and the Trust Act. Reference is made to the prospectus supplement relating to the Trust Capital Securities of a Trust for specific terms, including:

          (1)  the distinctive designation of such Trust Capital Securities;

          (2)  the number of Trust Capital Securities issued by such Trust;

          (3) the annual distribution rate (or method of deter mining such rate) for Trust Capital Securities issued by such Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Capital Securities shall be payable on a quarterly basis to holders of Trust Capital Securities as of a record date in each quarter during which such Trust Capital Securities are outstanding;

          (4) whether distributions on Trust Capital Securities issued by such Trust shall be cumulative, and, in the case of Trust Capital Securities having such cumulative distribution rights, the date(s) or method of determining the date(s) from which distributions on Trust Capital Securities issued by such Trust shall be cumulative;

          (5) the amount(s) which shall be paid out of the assets of such Trust to purchase or redeem Trust Capital Securities issued by such Trust and the price(s) at which, the period(s) within which, and the terms and conditions upon which, Trust Capital Securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

          (6) the voting rights, if any, of Trust Capital Securities issued by such Trust in addition to those required by law, including any requirement for the approval by the holders of Trust Capital Securities, or of Trust Capital Securities issued by one or more Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Trust; and

          (7) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Capital Securities issued by such Trust not inconsistent with the Declaration of such Trust or with applicable law. All Trust Capital Securities offered hereby will be guaranteed by the Company as described under "Description of the Trust Capital Securities Guarantees" below. Any applicable United States federal income tax considerations applicable to any offering of Trust Capital Securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of Trust Capital Securities, each Trust will issue one series of Trust Common Securities. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by a Trust will be substantially identical to the terms of the Trust Capital Securities issued by such Trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Capital Securities except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Capital Securities. All of the Trust Common Securities of a Trust will be directly or indirectly owned by the Company.


             DESCRIPTION OF THE TRUST CAPITAL SECURITIES GUARANTEES


     Set forth below is a summary of information concerning the guarantees of the Trust Capital Securities (the "Trust Capital Securities Guarantees") which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Capital Securities. Each Trust Capital Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Initially, The First National Bank of Chicago will act as indenture trustee under each Trust Capital Securities Guarantee (the "Guarantee Trustee"). The terms of each Trust Capital Securities Guarantee will be those set forth in such Trust Capital Securities Guarantee and the prospectus supplement relating thereto and those made part of such Trust Capital Securities Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Capital Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, the Trust Indenture Act and the prospectus supplement relating thereto. Each Trust Capital Securities Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Trust Capital Securities of the applicable Trust.

     GENERAL

     Pursuant to each Trust Capital Securities Guarantee, the Company will irrevocably and unconditionally agree to pay in full the Guarantee Payments (as defined herein) (except to the extent paid by such Trust), to the holders of the Trust Capital Securities issued by a Trust, as and when due, regardless of any defense, right to set-off or counterclaim which such Trust may have or assert. The following payments with respect to Trust Capital Securities issued by a Trust, to the extent not paid by such Trust (the "Guarantee Payments"), will be subject to the Trust Capital Securities Guarantee thereon (without duplication):

          (1) any accrued and unpaid distributions which are required to be paid on such Trust Capital Securities, to the extent such Trust shall have funds available therefor;

          (2) the redemption price, including all accrued and unpaid distributions to the redemption date (the "Redemption Price"), to the extent such Trust has funds available therefor, with respect to any Trust Capital Securities called for redemption by such Trust; and

          (3) upon a voluntary or involuntary termination, dissolution or winding-up of such Trust (other than in connection with the distribution of Trust Debentures to the holders of Trust Capital Securities in exchange for their Trust Capital Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Capital Securities to the date of payment and (b) the amount of assets of such Trust remaining available for distribution to holders of such Trust Capital Securities in liquidation of such Trust.

     The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Capital Securities or by causing the applicable Trust to pay such amounts to such holders.

     Each Trust Capital Securities Guarantee will be a full and unconditional guarantee with respect to the Trust Capital Securities issued by the applicable Trust from the time of issuance of such Trust Capital Securities, but will not apply to any payments or distributions when the Trust does not have sufficient funds available to make such payments or distributions. If the Company does not make interest payments on the Trust Debentures purchased by a Trust, such Trust will not pay distributions on the Trust Capital Securities issued by such Trust and will not have funds available therefor. See "Description of the Debt Securities--Certain Covenants."

     The Company has also agreed separately to guarantee the obligations of the Trusts with respect to the Trust Common Securities (the "Trust Common Securities Guarantees") to the same extent as the Trust Capital Securities Guarantee, except that upon the occurrence and during the continuation of an event of default under the Declaration, holders of Trust Capital Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

     CERTAIN COVENANTS OF THE COMPANY

     In each Trust Capital Securities Guarantee, the Company will make certain covenants that will be described in the prospectus supplement. The covenants will remain in place so long as any Trust Capital Securities issued by the applicable Trust remain outstanding. These covenants may provide that if any event that would constitute an event of default shall exist under such Trust Capital Securities Guarantee or the Declaration of such Trust, then certain restrictions would be imposed on the Company.

     MODIFICATION OF THE TRUST CAPITAL SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Trust Capital Securities (in which case no vote will be required), each Trust Capital Securities

Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Trust Capital Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of such Trust Capital Securities will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a Trust Capital Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Capital Securities then outstanding of the applicable Trust.

     TERMINATION

     Each Trust Capital Securities Guarantee will terminate as to the Trust Capital Securities issued by the applicable Trust upon full payment of the Redemption Price of all Trust Capital Securities of such Trust, upon distribution of the Trust Debentures held by such Trust to the holders of the Trust Capital Securities of such Trust in liquidation of such holders' interest in such Trust Capital Securities or upon full payment of the amounts payable in accordance with the Declaration of such Trust upon liquidation of such Trust. Each Trust Capital Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Capital Securities issued by the applicable Trust must restore payment of any sums paid under such Trust Capital Securities or such Trust Capital Securities Guarantee.

     EVENTS OF DEFAULT

     An event of default under a Trust Capital Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Trust Capital Securities relating to such Trust Capital Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Trust Capital Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Trust Capital Securities Guarantee. If the Guarantee Trustee fails to enforce such Trust Capital Securities Guarantee, any holder of Trust Capital Securities relating to such Trust Capital Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under such Trust Capital Securities Guarantee, without first instituting a legal proceeding against the relevant Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Capital Securities relating to such Trust Capital Securities Guarantee shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments thereunder, without first waiting to determine if the Guarantee Trustee has enforced such Trust Capital Securities Guarantee or instituting a legal proceeding against the Trust which issued such Trust Capital Securities, the Guarantee Trustee or any other person or entity.

     STATUS OF THE TRUST CAPITAL SECURITIES GUARANTEES

     Unless otherwise set forth in the applicable prospectus supplement, the Trust Capital Securities Guarantees will constitute unsecured obligations of the Company. The ranking of the Trust Capital Securities Guarantees, including subordination, if any, will be set forth in the prospectus supplement relating thereto. The terms of the Trust Capital Securities provide that each holder of Trust Capital Securities issued by such Trust by acceptance thereof agrees to the terms of the Trust Capital Securities Guarantee relating thereto.

     The Trust Capital Securities Guarantees will constitute a guarantee of payment and not of collection. This means the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

     INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Capital Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Capital Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Capital Securities Guarantee at the request of any holder of Trust Capital Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Guarantee Trustee may serve as trustee under other indentures pursuant to which unsecured debt securities, including the Trust Debentures, of the Company may be issued.

     GOVERNING LAW

     The Trust Capital Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.


                       DESCRIPTION OF THE DEBT SECURITIES


     GENERAL

     The Debt Securities will be direct unsecured obligations of the Company and may be senior Debt Securities ("Senior Debt Securities"), senior subordinated Debt Securities ("Senior Subordinated Debt Securities") or junior subordinated Debt Securities ("Junior Subordinated

Debt Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which the indenture relates. Senior Debt Securities, Senior Subordinated Debt Securities and Junior Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture", a "Senior Subordinated Indenture" and a "Junior Subordinated Indenture"), in each case between the Company and a trustee (the "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures, the applicable prospectus supplements and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

     TRUST DEBENTURES

     The Company may issue Debt Securities to one or both of the Trusts ("Trust Debentures") which would purchase such Debt Securities with the proceeds from the issuance and sale of its Trust Common Securities and Trust Capital Securities. The terms of Trust Debentures would be set forth in a prospectus supplement.

     If provided in the applicable prospectus supplement, in certain circumstances, Trust Debentures purchased by a Trust may be distributed pro rata to the holders of Trust Securities of such Trust in connection with the dissolution of Trust upon the occurrence of certain events described in this prospectus or in the prospectus supplement relating to the Trust Securities. Only one series of Trust Debentures will be issued to each Trust or a Regular Trustee of such Trust in connection with the issuance of Trust Securities by such Trust.

     If provided in the applicable prospectus supplement, the Company shall have the right, at any time and from time to time during the term of the Trust Debentures, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the stated maturity of the final installment of principal of the Trust Debentures. Certain material United States federal income tax consequences and special considerations applicable to the Trust Debentures will be described in the applicable prospectus supplement.

     TERMS

     The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by Senior Subordinated Debt Securities or Junior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of senior indebtedness of the Company. The particular terms of the Debt Securities (including any Trust Debentures) offered by a prospectus supplement and any applicable federal income tax considerations will be described in the applicable prospectus supplement. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the prospectus supplement relating thereto and the description of the Debt Securities set forth in this prospectus.

     Except as set forth in any prospectus supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series. Specific terms of each series of Debt Securities will be contained in authorizing resolutions or a supplemental indenture and described in an applicable prospectus supplement. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     The prospectus supplement relating to the series of Debt Securities being offered will describe the specific terms of the Debt Securities (including any Trust Debentures). These terms may include some of the following:

          (1) the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Junior Subordinated Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, and the method by which any such portion shall be determined;

          (4) if convertible or exchangeable, the terms on which such Debt Securities are convertible or exchangeable, including the initial conversion or exchange price or rate and the conversion or exchange period and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock or other securities receivable on conversion or exchange;

          (5) the date(s), or the method for determining such date(s), on which the principal of such Debt Securities will be payable;

          (6) the rate(s) (which may be fixed or variable), or the method by which such rate(s) shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date(s), or the method for determining such date(s), from which any such interest will accrue, the date(s) on which any such interest will be payable, the record date(s) for such interest payments, or the method by which such date(s) shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the right, if any, of the Company to defer or extend the date(s) on which interest shall be payable;

          (9) the place(s) where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (10) the period(s), if any, within which, the price(s) at which, and the other terms and conditions upon which, such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

          (11) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period(s) within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (12) any changes to the Events of Default of the Company with respect to Debt Securities of the series, whether or not such Events of Default are consistent with the Events of Default described herein;

          (13) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series; and

          (14) any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

     If so provided in the applicable prospectus supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Except as may be set forth in any prospectus supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     CERTAIN COVENANTS

     The applicable prospectus supplement will describe any material covenants to which a series of Debt Securities will be subject.

     EVENTS OF DEFAULT, NOTICE AND WAIVER

     The applicable prospectus supplement and each Indenture will provide the events that constitute "Events of Default" with respect to any series of Debt Securities issued thereunder, including the following:

          (1) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days;

          (2) default in the payment of the principal of any Debt Security of such series when due and payable;

          (3) default in the performance, or breach of any other covenant or warranty of the Company in the applicable Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 90 days after written notice as provided in the Indenture; and (4) any other event of default provided with respect to a particular series of Debt Securities.

     If an Event of Default under any Indenture occurs and is continuing, then the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of outstanding Debt Securities of such series may rescind and annul the acceleration if all conditions set forth in the applicable Indenture are met. The Indentures also will provide that the holders of not less than a majority of the principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (1) in the payment of the principal of or interest on any Debt Security of such series or (2) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will provide for other procedures that may be followed by holders of Debt Securities, the Trustee of any series of Debt Securities, or both, upon the occurrence of an Event of Default.

     MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment. No such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby:

          (1) reduce the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Debt Security;

          (3) reduce the principal of or change the fixed maturity of any Debt Security or alter the provisions (including related definitions) with respect to redemption of Debt Securities or with respect to any obligations on the part of the Company to offer to purchase or to redeem Debt Securities;

          (4) modify the ranking or priority of the Debt Securities or any guarantee thereof;

          (5) release any guarantor from any of its obligations under its guarantee otherwise than in accordance with the terms of the applicable Indenture;

          (6) waive a continuing default or Event of Default in the payment of the principal of or interest on any Debt Security; or

          (7) make any Debt Security payable at a place or in money other than that stated in the Debt Security, or impair the right of any holder of Debt Securities to bring suit.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Certain modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities as set forth in the applicable Indenture and as described in the applicable prospectus supplement.

     SUBORDINATION

     Senior Subordinated Debt Securities and Junior Subordinated Debt Securities, if any, will be subject to the subordination provisions set forth in the applicable prospectus supplement.

     If this prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities and Junior Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness (as defined in the applicable Indenture) outstanding as of the end of the Company's most recent fiscal quarter.

     DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise specified in the applicable prospectus supplement, when, among other things, all Debt Securities of a series not previously delivered to the applicable Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, and the Company deposits or causes to be deposited with such Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which such series of Debt Securities are payable sufficient to pay and discharge the entire indebtedness on such series of Debt Securities not previously delivered to such Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity, as the case may be, then the applicable Indenture will cease to be of further effect with respect to such series (except as to the Company's obligations to pay all other sums due pursuant to such Indenture, rights of registration of transfer or exchange of Debt Securities and rights with respect to temporary, and mutilated, lost or destroyed Debt Securities), and the Company will be deemed to have satisfied and discharged such Indenture with respect to such series.

     The Indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the applicable Indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will be permitted to be established only if, among other conditions, the Company has delivered to the applicable Trustee an opinion of counsel to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal and interest.

     The applicable prospectus supplement may further describe the provisions and additional conditions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities or a particular series.

     BOOK-ENTRY SYSTEM

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities"). Global Securities will be deposited with, or on behalf of, a depository (the "Depository") identified in the prospectus supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"). Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a successor Depository or any nominee of such successor. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the prospectus supplement relating to such series.

     PAYMENT AND PAYING AGENTS

     Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or interest on any Debt Security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

           RELATIONSHIP AMONG THE TRUST CAPITAL SECURITIES, THE TRUST
             DEBENTURES AND THE TRUST CAPITAL SECURITIES GUARANTEE


     As set forth in their respective Declarations, the sole purpose of each Trust is to issue the Trust Securities evidencing undivided beneficial ownership interests in the assets of such Trust, and to invest the proceeds from such issuance and sale in the Trust Debentures.

     As long as payments of interest and other payments are made when due on the Trust Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

          (1) the aggregate principal amount of Trust Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities;

          (2) the interest rate and the interest and other payment dates on the Trust Debentures will match the distribution rate and distribution and other payment dates for the Trust Capital Securities;

          (3) pursuant to the Debenture Indenture, the Company, as borrower, shall pay, and neither of the Trusts shall be obligated to pay, directly or indirectly, all of their respective costs, expenses, debts and obligations (other than with respect to the Trust Securities); and

          (4) the Declaration of each Trust further provides that the Trustees thereof shall not take or cause or permit such Trust to, among other things, engage in any activity that is not consistent with the purposes of such Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Trust Capital Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Trust Capital Securities Guarantee." If the Company does not make interest payments on the Trust Debentures purchased by either of the Trusts, it is expected that such Trust will not have sufficient funds to pay distributions on its Trust Capital Securities. The Trust Capital Securities Guarantee is a full guarantee with respect to the Trust Capital Securities issued by the Trusts from the time of their issuance but does not apply to any payment of distributions unless and until the Trust which has issued such Trust Capital Securities has sufficient funds for the payment of such distributions. The Trust Capital Securities Guarantee covers the payment of distributions and other payments on the Trust Capital Securities only if and to the extent that the Company has made a payment of interest or principal on the Trust Debentures held by the Trust which has issued such Trust Capital Securities as its sole asset. The Trust Capital Securities Guarantee, when taken together with the

Company's obligations under the Trust Debentures, the Debenture Indenture and the respective Declaration of each of the Trusts, including the Company's obligations to pay costs, expenses, debts and liabilities of each of the Trusts (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts payable on the Trust Capital Securities.

     Notwithstanding anything to the contrary in the Debenture Indenture, the Company has the right to set-off any payment it is otherwise required to make under the Debenture Indenture with and to the extent the Company has already made, or is concurrently on the date of such payment making, a payment under the Trust Capital Securities Guarantee.

     If the Guarantee Trustee fails to enforce the Trust Capital Securities Guarantee, a holder of a Trust Capital Security may institute a legal proceeding directly against the Company to enforce its rights under the Trust Capital Securities Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust which has issued such Trust Capital Securities or any other person or entity.

     The Trust Capital Securities of an issuing Trust evidence undivided beneficial ownership interests in the assets of such Trust. A principal difference between the rights of a holder of a Trust Capital Security and a holder of a Trust Debenture is that a holder of a Trust Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Trust Debentures held, while a holder of Trust Capital Securities of either of the Trusts is entitled to receive distributions only if and to the extent the Trust which has issued such Trust Capital Security has funds available for the payment of such distributions.

     Upon any voluntary or involuntary dissolution of either of the Trusts involving the liquidation of the Trust Debentures, the holders of Trust Capital Securities of such Trust will be entitled to receive, out of assets held by such Trust, the Liquidation Distribution in cash. See "Description of the Trust Capital Securities." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee as holder of the Trust Debentures would be entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions.


                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS


     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates ("Stock Purchase Contracts"). The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of units consisting of a Stock Purchase Contract and Debt Securities, Trust Capital Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts ("Stock Purchase Units"). The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units. Certain material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will be discussed in the prospectus supplement relating thereto.


                               BOOK-ENTRY ISSUANCE


     Unless otherwise specified in the applicable prospectus supplement, The Depositary Trust Company ("DTC") will act as depositary for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange,

Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of Securities issued in the form of Global Securities. If less than all of a series of such Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede &

Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Institutional Trustee, either Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as depositary with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor depositary is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     Any of the securities being offered hereby (the "Securities") may be sold in any one or more of the following ways from time to time: (i) through agents;
(ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company or, in the case of Trust Capital Securities, by a Trust to purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by the Company or the Trusts to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Trust Capital Securities, the Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the Securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

     The Company or the Trusts, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If the Company or the Trusts, as applicable, grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such Securities.

     If a dealer is utilized in the sale of the Securities in respect of which this prospectus is delivered, the Company or the Trusts, as applicable, will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company or the Trusts, as applicable, and the sale thereof may be made by the Company or the Trusts directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or the Trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Trusts and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     If so indicated in the applicable prospectus supplement, the Company or the Trusts, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or the Trusts at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or the Trusts, as applicable.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or the Trusts, as applicable, to indemnification by the Company or the Trusts against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS


     The validity of the Trust Capital Securities will be passed upon on behalf of MDC and the Trusts by Prickett, Jones, Elliot, Kristol & Schnee, Wilmington, Delaware, special Delaware counsel to MDC and the Trusts. The validity of the Common Stock, the Preferred Stock, the Trust Debentures, the Trust Capital Securities Guarantee, the Debt Securities, the Stock Purchase Contracts and Stock Purchase Units and certain matters relating thereto will be passed upon for MDC and the Trusts by Holme Roberts & Owen LLP, Denver, Colorado. Certain legal maters will be passed on for any underwriters, agents and dealers by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.


                                     EXPERTS


     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Company in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. The Company will bear all of such expenses. All the amounts shown are estimates, except the registration fee.



Registration
     Fee.......................................................................$
Fees and expenses of accountants................................................
Fees and expenses of counsel to the Company.....................................
Fees and expenses of Trustees and counsel.......................................
Printing and engraving..........................................................
Blue Sky fees and expenses (including counsel...................................
NYSE Listing fee................................................................
Rating agency fees..............................................................
Miscellaneous...................................................................
Total..........................................................................$



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-Laws and Certificates of Incorporation of the Company provide for indemnification of the officers and directors of those corporations to the fullest extent permitted by applicable law. The governing documents of the other Co-Registrants do not provide for the indemnification of directors or officers against any liability which they may incur in their capacities as such.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Additionally, the Certificates of Incorporation of the Company eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Company has obtained Directors and Officers Liability Insurance that provides insurance coverage for certain liabilities that may be incurred by the directors and officers of the Company and the Co-Registrants in their capacity as such.

     The Amended and Restated Declaration of Trust for each of the Trusts will provide for the indemnification by the sponsor of such Trust, of a trustee, any affiliate of a trustee, any officers, directors, shareholders, members, partners, employees, representatives or agents of a trustee, or any employee or agent of the Trusts or their affiliates.

ITEM 16.  EXHIBITS.


 EXHIBIT
 NUMBER       EXHIBITS
  1.1*        Form of Underwriting Agreement.
  4.1**       Form of Certificate for shares of the Company's common stock.
  4.2++       Form of Certificate for shares of the Company's preferred stock.
  4.3***      Form of Senior Indenture by and between M.D.C. Holdings, Inc.
              and ____________________, as Trustee, including a
              form of senior debt security.
  4.4***      Form of Senior Subordinated Indenture by and between M.D.C.
              Holdings, Inc. and ___________________, as Trustee,
              including a form of senior subordinated debt security.
  4.5***      Form of Junior Subordinated Indenture by and between M.D.C.
              Holdings, Inc. and ___________________, as Trustee,
              including a


              form of junior subordinated debt security.
  4.6+        Certificate of Trust of MDC Capital Funding Trust I.
  4.7+        Declaration of Trust of MDC Capital Funding Trust I
  4.8+        Certificate of Trust of MDC Capital Funding Trust II.
  4.9+        Declaration of Trust of MDC Capital Funding Trust II
  4.10+       Form of Amended and Restated Declaration
              of Trust for each of MDC Capital Funding
              Trust I and MDC Capital Funding Trust II,
              including a form of Trust Capital Security
              Certificate and Trust Common Security
              Certificate.
  4.11+       Form of Capital Securities Guarantee Agreement with respect to the
              Trust Capital Securities of each of MDC Capital
              Funding Trust I and MDC Capital Funding Trust II.
  4.12+       Form of Common Securities Guarantee Agreement with respect to the
              Trust Common Securities of each of MDC Capital
              Funding Trust I and MDC Capital Funding Trust II.
  4.13++      Form of Purchase Contract Agreement.
  5.1++       Opinion of Holme Roberts & Owen LLP.
  5.2++       Opinion of Prickett, Jones, Elliot, Kristol & Schnee, as to the validity of the Trust Capital Securities.
  12.1++      Computation of ratios of earnings to fixed charges.
  23.1+       Consent of Independent Accountants.
  23.2++      Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).
  23.3++      Consent of Prickett, Jones, Elliot, Kristol & Schnee (included in Exhibit 5.2).
  24+         Powers of Attorney (included on the signature pages hereof).
  25.1+       Form T-1 Statement of Eligibility of The First National Bank of Chicago, as
              Property Trustee for MDC Capital Funding Trust I.
  25.2+       Form T-1 Statement of Eligibility of The First National Bank of Chicago, as
              Property Trustee for MDC Capital Funding Trust II.
  25.3+       Form T-1 Statement of Eligibility of The First National Bank of Chicago, as
              Guarantee Trustee under the Trust Capital Securities Guarantee Agreements for each of MDC Capital Funding Trust I and MDC Capital Funding Trust II.

* The Company will file any underwriting agreement that it may enter into as an exhibit to a Current Report on Form 8-K which is incorporated by reference into this Registration Statement.

** Filed as an exhibit to the Company's Registration Statement on Form S-3, Registration No. 33-426, and incorporated herein by reference.

*** Filed as an exhibit to the Company's Registration Statement on Form S-3, Registration No. 33-36631, and incorporated herein by reference.

+    Filed herewith.

++   To be filed by amendment.


ITEM 17.  UNDERTAKINGS.

     (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, M.D.C. Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of January, 1999.

                                       M.D.C. HOLDINGS, INC.

                                       By:      /s/ PARIS G. REECE III
                                                ----------------------------
                                                Paris G. Reece III
                                                Senior Vice President


                                POWER OF ATTORNEY


     Each of the undersigned constitutes and appoints Paris G. Reece III, Michael Touff and Daniel S. Japha, and each of them, as attorneys for him and in his name, place, and stead, and in his capacity as a Director, Officer, or both, of the Company and/or any of the co-registrants, to execute and file any amended registration statement or statements or supplements thereto (including any post-effective amendments, including any registration statement filed under Rule 462(b) under the Securities Act of 1933), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do, or cause to be done, by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated , on the 7th day of January, 1999.

                                       MDC OFFICERS AND DIRECTORS

                                       Principal Executive Officer:


                                       /s/ LARRY A. MIZEL
                                       ---------------------------------
                                       Larry A. Mizel,
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer


                                       Chief Operating Officer:


                                       /s/ DAVID D. MANDARICH
                                       ---------------------------------
                                       David D. Mandarich,
                                       Director, Executive Vice President -
                                       Real Estate and Chief Operating Officer


                                       Principal Financial and Accounting
                                       Officer:


                                       /s/ PARIS G. REECE III
                                       ---------------------------------
                                       Paris G. Reece III,
                                       Senior Vice President,
                                       Chief Financial Officer and
                                       Principal Accounting Officer


                                       Other Directors:


                                       /s/ STEVEN J. BORICK
                                       ---------------------------------
                                       Steven J. Borick


                                       /s/ WILLIAM B. KEMPER
                                       ---------------------------------
                                       William B. Kemper

                                       /s/ HERBERT T. BUCHWALD
                                       ---------------------------------
                                       Herbert T. Buchwald


                                    SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following in the capacity indicated , on the 7th day of January, 1999.

                                       /s/ GILBERT GOLDSTEIN
                                       ---------------------------------
                                       Gilbert Goldstein
                                       Director


                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, each of MDC Capital Funding Trust I and MDC Capital Funding Trust II certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of January, 1999.

                                        MDC Capital Funding Trust I
                                        MDC Capital Funding Trust II


                                        By:   DANIEL S. JAPHA
                                       ---------------------------------
                                              Daniel S. Japha
                                              Regular Trustee